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                                                                        ANNEX II
                        [WILLIAM BLAIR & COMPANY LOGO]

                                                               September 2, 1997

Board of Directors
Versa Technologies, Inc.
9301 Washington Avenue
Racine, Wisconsin 53408-5012

Lady and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the common stockholders (collectively, the "Stockholders") of Versa Technologies, Inc. (the "Company") of the consideration (the "Consideration") to be received by the Stockholders pursuant to the terms of the Agreement and Plan of Merger to be dated as of September 2, 1997 (the "Merger Agreement") by and among the Company, Applied Power, Inc. ("Parent") and TVPA Corp. ("Newco"), a wholly-owned subsidiary of Parent. The Merger Agreement provides, among other things, for (i) the commencement by Newco of a tender offer (the "Tender Offer") for all the outstanding shares of common stock, $.01 par value per share, (the "Common Stock") of the Company for $24.625 per share, net to the seller in cash and (ii) the subsequent merger of Newco with and into the Company (the "Merger," together with the Tender Offer, the "Transaction") pursuant to which each outstanding share of Common Stock not previously tendered will be converted into the right to receive $24.625 in cash.

     In connection with our review of the proposed Transaction and the preparation of our opinion herein, we have examined: (a) a draft dated August 28, 1997 of the Merger Agreement; (b) audited historical financial statements of the Company for each of the five fiscal years ended March 31, 1997; (c) the unaudited financial statements of the Company for the three months ended June 30, 1997; (d) certain internal financial information and forecasts for the Company, prepared by the Company's management; and (e) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing and have considered other matters which we have deemed relevant to our inquiry.

     Although we have no reason to believe that any of the financial or other information on which we have relied is not accurate or complete, we have assumed the accuracy and completeness of all such information and have not attempted to verify independently any of such information, nor have we made or obtained an independent appraisal of the assets of the Company. With respect to financial forecasts, we have assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management, as to the future financial performance of the Company. Our opinion herein is based upon circumstances existing and disclosed to us and can be evaluated as of the date of this letter.

     In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company. We have also assumed that the final form of the Merger Agreement, including the exhibits thereto, as and when executed, will be substantially similar to the last drafts thereof reviewed by us.

     In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have

      222 West Adams Street     Chicago, Illinois 60606     (312) 236-1600
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Board of Directors                                             September 2, 1997
Versa Technologies, Inc.

deemed relevant, including (a) historical revenues, operating earnings, operating cash flows, net income and capitalization, as to the Company and certain publicly held companies; (b) the current financial position and results of operations of the Company; (c) the historical market prices and trading volumes of the Common Stock; (d) financial information concerning selected actual and proposed business combinations which we believe to be relevant; and
(e) the general condition of the securities markets.

     William Blair & Company has been engaged in the investment banking business since 1935. We undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. For our services relating to the Transaction, including the rendering of this opinion, the Company will pay us a fee, a significant portion of which is contingent upon the consummation of the Transaction, and indemnify us against certain liabilities. In the ordinary course of business, we may for our own account and the accounts of our customers at any time hold a long or short position in the securities of the Company.

     This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders of the Consideration, and we do not address the merits of the underlying decision by the Company to engage in the Transaction and this opinion does not constitute a recommendation to any Stockholder whether or not to tender shares of Common Stock into the Tender Offer or how any Stockholder should vote at a special meeting of the Stockholders to consider the Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that the opinion may be included in its entirety in the Schedule 14D-9 and any proxy statement contemplated by the Merger Agreement.

     We are not expressing any opinion hereby as to the prices at which the Company's shares of Common Stock will trade following the announcement of the Transaction, which may vary depending upon, among other factors, changes in interest rates, currency exchange rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of date hereof, the Consideration is fair, from a financial point of view, to the Stockholders of the Company.

                                          Very truly yours,

                                          WILLIAM BLAIR & COMPANY, L.L.C.